[DESCRIPTION]EXHIBIT 99 ARTICLES OF AMENDMENT


                         EXHIBIT 99

                    ARTICLES OF AMENDMENT

                             OF

                FLORIDA EAST COAST INDUSTRIES, INC.

     Pursuant to Section 607.1006, Florida Statutes, the Articles of Incorporation of the above-named corporation are hereby amended as follows:

             1.   Article IV is hereby amended to read as follows:

     Article IV Capital Stock. This corporation is authorized to issue 50 million shares having no par value per share, all of which shall be common voting stock of the same class. All shares of common stock issued shall be fully paid and non-assessable. The corporation shall have the right to issue fractional shares.

               2.   In accordance with the above amendment,
9,271,361 million shares of common stock, no par value will be divided into 37,085,444 million shares of common stock, no par value.

               3. The foregoing amendment was adopted by the corporation's shareholders on May 20, 1998. The number of votes cast for the amendment was sufficient for approval.

               4. The division of shares under the foregoing amendment shall take effect on June 15, 1998.

     IN WITNESS WHEREOF, these Articles of Amendment have been executed this 3rd day of June, 1998.


                          Florida East Coast Industries, Inc.

                                By: /s/ T.N. Smith

                                    T.N. Smith
                              Vice President & Secretary

FILED  June 5, 1998 1:16 pm
Secretary of State
Tallahassee, Florida

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STATE OF FLORIDA

COUNTY OF DUVAL

     The foregoing instrument was acknowledged before me this 3rd day of June, 1998 T.N. Smith as Vice President & Secretary of
Florida East Coast Industries, Inc., a Florida corporation, on behalf of the Corporation.

                                  /s/ Sara L. Guess

                                    Notary Public, State of Florida

                                  /s/ Sara L. Guess

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